EXHIBIT 11—COMPUTATION OF EARNINGS PER SHARE

	Six Months Ended June 30,			Three Months Ended June 30
	2002	2001		2002	2001
	(In thousands of dollars, except per share data)
Numerator:
Income (loss) before cumulative effect of a change in accounting principle	$328,365	$(546,229)		$238,036	$(237,001)
Cumulative effect of a change in accounting principle	(16,778,526)	—		—	—

Net loss	(16,450,161)	(546,229)		238,036	(237,001)
Effect of dilutive securities:
Convertible debt—2.625% issued in 1998	4,679	4,679	*	2,340	2,340	*
Convertible debt—1.5% issued in 1999	4,650	4,650	*	2,325	2,325	*
LYONS—1996 issue	—	(225)	*	—	(104	)*
LYONS—1998 issue	2,379 *	2,270	*	1,195	1,141	*
Less: Anti-dilutive items	(2,379)	(11,374)		—	(5,702)

Numerator for net income (loss) before cumulative effect of a change in accounting principle per common share—diluted	$337,694	$(546,229)		$243,896	$(237,001)
Numerator for cumulative effect of a change in accounting principle per common share—diluted	(16,778,526)	—		—	—
Numerator for net loss per common share—diluted	(16,440,832)	(546,229)		243,896	(237,001)

Denominator:
Weighted average common shares	600,916	588,027		602,618	589,065

Effect of dilutive securities:
Stock options and common stock warrants	5,005	15,076	* **	4,795	15,163	* **
Convertible debt—2.625% issued in 1998	9,282	9,282	*	9,282	9,282	*
Convertible debt—1.5% issued in 1999	9,454	9,454	*	9,454	9,454	*
LYONS—1996 issue	—	3,487	* **	—	3,104	* **
LYONS—1998 issue	3,085 *	3,085	*	3,085	3,085	*
Less: Anti-dilutive items	(3,085)	(40,384)		—	(40,088)

Denominator for net income (loss) per common share—diluted	624,657	588,027		629,234	589,065

Net income (loss) per common share:
Income (loss) before cumulative effect of a change in accounting principle—Basic	$.55	$(.93)		$.40	$(.40)
Cumulative effect of a change in accounting principle—Basic	$(27.92)	$—		$—	$—

Net income (loss)—Basic	$(27.37)	$(.93)		$.40	$(.40)

Income (loss) before cumulative effect of a change in accounting principle—Diluted	$.54	$(.93)		$.39	$(.40)
Cumulative effect of a change in accounting principle—Diluted	$(26.86)	$—		$—	$—

Net income (loss)—Diluted	$(26.32)	$(.93)		$.39	$(.40)

*	Denotes items that are anti-dilutive to the calculation of earnings per share.
**	Denotes items that are dilutive to the calculation of the June 30, 2001 restatement of earnings per share required upon the adoption of FAS 142.